Exhibit 99.1

DATATRAK APPOINTS NEW BOARD MEMBER

CLEVELAND, Ohio, April 17, 2007 ...DATATRAK International, Inc. (Nasdaq: “DATA”), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported that it has appointed a new member to its Board of Directors and has expanded the size of the Board to seven.

Mr. Laurence P. Birch was appointed to the Board of Directors effective April 16, 2007. Mr. Birch currently serves as the President and Chief Executive Officer of NEOPHARM, Inc. (Nasdaq: “NEOL”). NEOPHARM, Inc., is based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. Mr. Birch comes to DATATRAK with over 25 years of extensive business and financial expertise in and out of the pharmaceutical industry. Most recently, Mr. Birch served in a senior operating position at Ohio Medical Corporation. Prior to that, he served as Senior Vice President and Chief Financial Officer and interim President and Chief Executive Officer of AKSYS, Ltd. Mr. Birch began his career with Baxter Healthcare where he held various finance and operating management positions. Mr. Birch is a CPA and earned an MBA from Northwestern University’s Kellogg Graduate School of Management.

“I am delighted to be joining the DATATRAK Board at such a noteworthy time in the company’s history,” commented Larry Birch. “As DATATRAK continues to gain traction with its eClinical Platform, I believe my experience and background in the healthcare industry will allow me to meaningfully contribute to the strategic direction and business goals of the company.”

“We are pleased to have Mr. Birch join our Board of Directors and we believe that his experience in the financial and operational areas of the biopharmaceutical industry will be an asset to our Company as we continue to implement our growth strategies,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc.

About DATATRAK International

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 17 drugs and devices that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its recent acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

CONTACT FOR DATATRAK:

Jeffrey A. Green, Pharm.D., FCP
President and Chief Executive Officer
DATATRAK International, Inc.
440/443-0082 x112

Terry C. Black
Chief Financial Officer
DATATRAK International, Inc.
440/443-0082 x110

Neal Feagans
Investor Relations
Feagans Consulting, Inc.

303/449-1184